Exhibit 10.1

BAKER HUGHES INCORPORATED EXECUTIVE SEVERANCE PLAN (As Amended and Restated Effective May 24, 2016)

BAKER HUGHES INCORPORATED
EXECUTIVE SEVERANCE PLAN

(As Amended and Restated Effective May 24, 2016)

WHEREAS, Baker Hughes Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Company”), recognizes that one of its most valuable assets is its key management executives;

WHEREAS, the Company would like to provide severance benefits in the event that a key management executive is involuntarily terminated in certain circumstances;

WHEREAS, the Company previously established the Baker Hughes Incorporated Executive Severance Plan (the “Plan”) to provide for the payment of severance pay in appropriate circumstances; and

WHEREAS, the Plan is a constituent benefit program maintained under the Baker Hughes Incorporated Welfare Benefits Plan;

WHEREAS, the Company desires to amend and restate the Plan;

NOW, THEREFORE, the Company adopts the amendment and restatement of the Program effective May 24, 2016, except insofar as a later effective date is specified.

BAKER HUGHES INCORPORATED
EXECUTIVE SEVERANCE PLAN

Table of Contents

Page

1.	ESTABLISHMENT, OBJECTIVE AND DURATION		1
	1.1	Establishment	1
	1.2	Objective	1
	1.3	Duration	1
2.	DEFINITIONS		1
	2.1	Capitalized Terms	1
	2.2	Number and Gender	4
	2.3	Headings	4
3.	ELIGIBILITY		5
4.	BENEFITS		5
	(a)	Base Compensation	5
	(b)	Outplacement	5
5.	OTHER BENEFIT PROGRAMS; PERQUISITES; COMPANY PROPERTY; EXPENSE ACCOUNT		6
	5.1	Other Benefit Programs	6
	5.2	Perquisites; Company Property; Expense Account	6
	(a)	Perquisites	6
	(b)	Company Property	6
	(c)	Expense Account	6
6.	TIME OF BENEFITS PAYMENTS		7
7.	WITHHOLDING		7
8.	REDUCTION FOR OTHER SEVERANCE BENEFITS; NON-EXCLUSIVITY OF RIGHTS; STATUTORY SEVERANCE		7
	8.1	Reduction for Other Severance Benefits	7
	8.2	Non-Exclusivity of Rights	7
	8.3	Statutory Severance	8
9.	DEATH OF PARTICIPANT		8
10.	NON-SOLICITATION; CONFIDENTIAL INFORMATION		8
	10.1	Non-Solicitation	8
	10.2	Confidential Information	8

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Page

11.	UNFUNDED ARRANGEMENT		9
12.	ADMINISTRATION OF THE PLAN		9
	12.1	Plan Administrator	9
	12.2	Records and Procedures	9
	12.3	Self-Interest of Plan Administrator	9
	12.4	Compensation and Bonding	9
	12.5	Plan Administrator Powers and Duties	10
	12.6	Reliance Upon Documents, Instruments, etc	10
13.	AMENDMENT AND TERMINATION		10
14.	CLAIMS REVIEW PROCEDURES; CLAIMS APPEALS PROCEDURES		10
	14.1	Claims Review Procedures	10
	14.2	Claims Appeals Procedures	11
15.	PARTICIPATION IN THE PLAN BY AFFILIATES		12
	15.1	Adoption Procedure	12
	15.2	No Joint Venture Implied	13
16.	DISPUTED PAYMENTS AND FAILURES TO PAY		13
17.	MISCELLANEOUS		14
	17.1	Plan Not an Employment Contract	14
	17.2	Alienation Prohibited	14
	17.3	Severability	14
	17.4	Binding Effect	14
	17.5	Arbitration	14
	17.6	Governing Law	15

Exhibit A	Schedule of Benefits	17

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BAKER HUGHES INCORPORATED
EXECUTIVE SEVERANCE PLAN

1.	ESTABLISHMENT, OBJECTIVE AND DURATION

1.1 Establishment. Baker Hughes Incorporated, a Delaware corporation, previously established a severance plan for certain designated employees to be known as the “Baker Hughes Incorporated Executive Severance Plan” (the “Plan”).

1.2 Objective. The Plan is designed to attract and retain certain designated employees of the Company (defined below) and to provide replacement income if their employment is terminated because of Involuntary Terminations.

1.3 Duration. The Plan, as it may be amended by the Board (defined below) from time to time, shall remain in effect until the Board terminates the Plan.

2.	DEFINITIONS

2.1 Capitalized Terms. Whenever used in this Plan, the following capitalized terms in this Section 2.1 shall have the meanings set forth below:

“Affiliate” means any entity which is a member of (i) of the same controlled group of corporations within the meaning of section 414(b) of the Code, (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code), or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with Baker Hughes.

“Baker Hughes” means Baker Hughes Incorporated, a Delaware corporation.

“Base Compensation” means a Participant’s base salary or wages measured on an annual basis (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) from the Company, modified by including any portion thereof that such Participant could have received in cash in lieu of (i) any deferrals made by the Participant pursuant to the Baker Hughes Incorporated Supplemental Retirement Plan or (ii) elective contributions made on his behalf by the Company pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and any elective contributions under a cafeteria plan described in section 125, and modified further by excluding any bonus, incentive compensation, commissions, expense reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective contributions to the Company’s qualified cash or deferred arrangement described in section 401(k) of the Code), welfare benefits as defined in ERISA, overtime pay, special performance compensation amounts and severance compensation.

“Benefits” means the severance benefits a Participant is entitled to receive pursuant to Section 4 hereof. Other benefits as specified in Section 5 are not considered severance benefits for purposes of the Plan.

“Board” means the Board of Directors of Baker Hughes.

“Cause” means (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board (or by a delegate appointed by the Board), which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise. For purposes of Sections (i) and (ii) of this definition, (A) no act, or failure to act, on the Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company and (B) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor act.

“Committee” means the Administrative Committee appointed by the Board.

“Company” means Baker Hughes or an Affiliate that adopts the Plan pursuant to the provisions of Section 15.

“Confidential Information” means any information, ideas, processes, methods, designs, devices, inventions, data, techniques, models and other information developed or used by the Company or any of its Affiliates and not generally known in the relevant trade or industry relating to the Company's or any Affiliate’s products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, which gives the Company or any of its Affiliates a competitive advantage, including, without limitation, (i) trade secrets; (ii) information relating to existing or contemplated products, services, technology, designs, processes, formulae, research or product developments; (iii) information relating to business plans or strategies, sales or marketing methods, methods of doing business, prices of sales or services, customer lists, customer usages and/or requirements, supplier information (including the prices of supplies); and (iv) any other confidential information which either the Company or any of its Affiliates may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential. Confidential Information also includes any of the foregoing information of third parties which the Company is obligated to maintain as confidential. Confidential Information does not include (i) information that is or becomes generally available to the public other than as a result of disclosure by the Participant or by any individual or entity to which the Participant delivered such information; (ii) information that becomes available to the Participant from a source that is not bound by a confidentiality agreement with the Company or an

Affiliate; or (iii) information approved for release by written authorization of the Company.

“Continuous Service” means a Participant’s service for the Company and Affiliates commencing on his most recent date of hire by the Company or an Affiliate and ending on the date of the complete severance of the Participant’s employment relationship with the Company or an Affiliate without a contemporaneous transfer to the employ of the Company or any Affiliate. For this purpose, a Participant will not be treated as having a new date of hire if he is directly transferred from the employ of the Company or an Affiliate to the employ of an Affiliate or the Company.

“Employment Termination Date” means the date on which the employment relationship between the Participant and the Company is terminated due to an Involuntary Termination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.

“FICA” means the Federal Insurance Contributions Act, as amended, or any successor act.

“Grandfathered Participant” means an individual who is not classified as executive grade under the Company’s payroll system but who has been designated by the Committee as being eligible to participate in the Plan. The Committee or its delegate shall specify in a written communication to such Grandfathered Participant whether the Grandfathered Participant is to be treated in the same manner as a Participant who is in Salary Band EL or Salary Band III for purposes of the Plan.

“Involuntary Termination” means the complete severance of a Participant’s employment relationship with the Company (i) because the Participant’s position is eliminated, (ii) because the Participant and the Company agree to the Participant's resignation of his position at the request of the Company, (iii) which occurs in conjunction with, and during the period that begins 90 days before and ends 180 days after, an acquisition, merger, spin-off, reorganization (either business or personnel), facility closing or a discontinuance of the operations of the divisions in which the Participant is employed, (iv) because the Company terminates the Participant’s employment for a reason other than for Cause or (v) for any other reason which is deemed an Involuntary Termination by the Plan Administrator. An Involuntary Termination does not include (i) a termination for Cause, (ii) a transfer of employment from one Company to another Company or a transfer of employment to a venture or entity in which the Company or an Affiliate has any equity interest, (iii) a temporary absence, such as a Family and Medical Leave Act leave or a temporary layoff in which a Participant retains entitlement to re-employment, (iv) the Participant’s death, disability or Retirement or (v) a voluntary termination by the Participant.

“Participant” means an individual who is (i) employed in the services of the Company, (ii) (a) classified as executive grade under the Company’s payroll system categories or (b) classified by the Committee as being a Grandfathered Participant, and (iii) eligible to participate in the Plan under Section 3.

“Plan” means the Baker Hughes Incorporated Executive Severance Plan, as amended from time to time.

“Plan Administrator” means Baker Hughes, acting through its delegates. Such delegates shall include the Administrative Committee, and any individual Plan Administrator appointed by the Board with respect to the employee benefit plans of Baker Hughes and its Affiliates, each of which shall have the duties and responsibilities assigned to it from time to time by the Board. As used in the Plan, the term “Plan Administrator” shall refer to the applicable delegate of Baker Hughes as determined pursuant to the actions of the Board.

“Release Agreement” means the agreement which a Participant is required to execute and deliver in order to receive the Benefits. The Vice President, Human Resources of Baker Hughes or his designee may adopt more than one form of the Release Agreement to comply with or take into account the laws of different jurisdictions or to take into account individual circumstances.

“Retirement” means the Participant’s voluntary termination of his employment after the Participant has attained at least 55 years of age and has at least ten Years of Service.

“Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.

“Separation From Service” has the meaning ascribed to that term in Section 409A.

“Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Administrative Committee of Baker Hughes.

“Year of Service” means 365 days of Continuous Service.

2.2 Number and Gender. As used in the Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of the Plan.

2.3 Headings. The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

3.	ELIGIBILITY

To be eligible to receive Benefits under the Plan, an individual must (i) be classified as (a) executive grade under the Company’s payroll system categories on the Employment Termination Date or (b) a Grandfathered Participant on the Employment Termination Date, (ii) incur an Involuntary Termination and (iii) execute and deliver to the Plan Administrator a Release Agreement provided to the Participant by the Plan Administrator by the deadline specified by the Plan Administrator. An individual who is classified by the Company as an independent contractor is not eligible to participate in the Plan (even if he is subsequently reclassified by the Internal Revenue Service or a court as a common law employee of the Company and the Company acquiesces to the reclassification).

4.	BENEFITS

The Company shall provide a Participant who has satisfied the eligibility requirements of Section 3 the Benefits described below. No Benefits will be deemed to have accrued prior to a Participant’s Employment Termination Date, and no rights to Benefits will be deemed to have vested until the occurrence of an Involuntary Termination.

Further details of the Benefits described in this Section 4 are provided in Exhibit A. Subject to the provisions of Section 13, the Plan Administrator may, from time to time, modify the Benefits to reflect changes in the compensation grade system or for changes in the Benefits approved by the Board.

The Committee or its delegate may, in its sole discretion, determine that a Participant who incurs a demotion shall continue to be treated as if he or she were in a specified Salary Band set forth in Exhibit A solely for purposes of the Plan, regardless of such Participant’s actual Salary Band, but in no event will such a Participant be eligible for a benefit greater than the level of benefits that applied to him or her immediately prior to his or her demotion. Any determination provided for in this paragraph shall be communicated to the Participant in writing.

(a) Base Compensation. The Company will pay the Participant a cash severance benefit based on the Participant’s Base Compensation at the Employment Termination Date, with the amount of the Base Compensation benefit determined in accordance with the relevant provisions of Exhibit A. The amount of the Participant’s cash severance benefit will depend upon the Company’s classification of the Participant for compensation purposes in the Company’s salary grade system. Notwithstanding the measurement of Base Compensation on an annual basis, a Participant’s Base Compensation for the month in which the Participant’s Employment Termination Date occurs will be used in determining the Base Compensation benefit. A Participant’s Base Compensation severance benefit will be paid in a single sum cash payment in accordance with the provisions of Section 6.

(b) Outplacement. Each Participant shall be entitled to outplacement assistance at the expense of the Company determined in accordance with the relevant provisions of Exhibit A and this Section 4(b). No cash will be paid in lieu of outplacement fees and costs. All fees for outplacement assistance shall be paid by the

Company directly to the provider of the outplacement assistance services. The in-kind outplacement assistance services that are provided pursuant to this Section 4(c) shall not be provided beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the Participant incurs a Separation From Service.

Notwithstanding the foregoing, the Company shall provide a Participant who is employed primarily outside of the United States such Benefits as the Plan Administrator determines taking into consideration any prohibitions or restrictions and any statutorily mandated severance benefits applicable to the Participant, with the intent of providing such Participant Benefits that are generally comparable to the Benefits provided to Participants who are employed primarily in the United States. It is the express intent of the Company that any Benefits paid to such a Participant will be in lieu of any statutorily-mandated severance benefits (or other employment termination related benefits), including, but not limited to, gratuities and similar benefits.

5.	OTHER BENEFIT PROGRAMS; PERQUISITES; COMPANY PROPERTY; EXPENSE ACCOUNT

5.1 Other Benefit Programs.

The Company will pay the Participant, or cause the Participant to be paid, any other compensation and employee benefits to which he is entitled in accordance with the terms of the applicable compensation and employee benefit arrangements. Nothing in this Section 5.1 shall be construed to mean that a Participant is entitled to any benefits under any particular compensation or employee benefit arrangement.

5.2 Perquisites; Company Property; Expense Account.

(a) Perquisites. A Participant’s perquisites and perquisite allowance shall terminate effective as of the Participant’s Employment Termination Date. To the extent that the aggregate fair market value of the club memberships to be purchased does not exceed the amount of the dollar limitation in effect under section 402(g)(1) of the Code at the time of the Participant’s Separation From Service, a Participant may, at his option, purchase any of his club memberships held in the Company’s name at the fair market value and on the terms mutually agreed by the Participant and the Plan Administrator. The Plan Administrator will determine the fair market value of any such membership.

(b) Company Property. No later than the Participant’s Employment Termination Date (unless the Plan Administrator agrees otherwise in writing), the Participant shall return to the Company any company-owned property, including, but not limited to, credit cards, documents, files, computers, cellular telephones, personal digital assistants and any other company property of any kind or nature, in Participant’s possession as of his Employment Termination Date.

(c) Expense Account. Within 30 days after the Participant’s Employment Termination Date and in accordance with the Company’s then current expense reimbursement policy, the Participant will prepare and submit a final expense account reimbursement request for expenses incurred prior to his Employment Termination Date. The Company shall reimburse eligible expenses promptly but in no event later than the last day of the Participant’s taxable year following the taxable year in which the Participant incurred the expense. The Participant’s right to reimbursement pursuant to this Section 5.2(c) shall not be subject to liquidation or exchange for another benefit.

6.	TIME OF BENEFITS PAYMENTS

If the Participant is not a Specified Employee and the Participant has timely signed and delivered to the Plan Administrator the Release Agreement furnished to the Participant by the deadline established by the Plan Administrator, the Company shall pay the Participant the cash Benefits described in clause (a) of Section 4 in a single sum cash payment on the date that is 90 days after the date of the Participant’s Separation From Service. A Participant will not be permitted to specify the year in which his payment will be made. If the Participant is a Specified Employee and the Participant has timely signed and delivered to the Plan Administrator the Release Agreement furnished to the Participant by the deadline established by the Plan Administrator, the Company shall pay the Participant the cash Benefits described in clause (a) of Section 4 in a single sum cash payment on the date that is six months after the date of the Participant’s Separation From Service. Whether the Participant is or is not a Specified Employee, the Participant will not be paid the cash Benefits described in clause (a) of Section 4, and the Participant shall forfeit any right to such payments, unless (i) the Participant has signed and delivered to the Plan Administrator the Release Agreement furnished to the Participant and (ii) the period for revoking such Release Agreement shall have expired (in the case of both clause (i) and clause (ii)) prior to the earlier of the deadline established by the Plan Administrator or the applicable payment date (the date that is 90 days after the Participant’s Separation From Service if the Participant is not a Specified Employee or the date that is six months after the date of the Participant’s Separation From Service if the Participant is a Specified Employee).

7.	WITHHOLDING

The Company may withhold from any Benefits paid under the Plan all foreign, federal, and state and local income taxes required to be withheld, and all FICA and other employment taxes required to be withheld; provided that no taxes shall be withheld before Benefits are otherwise scheduled to be paid under the Plan.

8.	REDUCTION FOR OTHER SEVERANCE BENEFITS; NON-EXCLUSIVITY OF RIGHTS; STATUTORY SEVERANCE

8.1 Reduction for Other Severance Benefits. The amount of the Benefits to which a Participant is otherwise entitled under the Plan shall be reduced by the amount, if any, of any other severance payments payable to the Participant by the Company under any other plan, program or individual contractual arrangement; provided, however, that there shall be no such reduction to the extent that such reduction would result in an acceleration of payment of nonqualified deferred compensation that is prohibited under Section 409A.

8.2 Non-Exclusivity of Rights. Nothing in the Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the

Company or any of its subsidiaries, except as otherwise provided in Section 8.1. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company or any of its Affiliates shall be payable in accordance with such plan or program.

8.3 Statutory Severance. If any benefits obligations are required to be paid to a Participant in conjunction with severance of employment under the laws of the country where the Participant is employed or under federal, state or local law, the Benefits paid to the Participant will be deemed to be in satisfaction of any statutorily required benefit obligations to the extent that doing so would not result in an acceleration of payment of nonqualified deferred compensation that is prohibited under Section 409A.

9.	DEATH OF PARTICIPANT

If a Participant dies after his Employment Termination Date but before the Participant receives full payment of the Benefits to which he is entitled, any unpaid Benefits will be paid to the Participant’s surviving spouse, or if the Participant does not have a surviving spouse, to the Participant’s estate. Such payment shall be made within 30 days after the death of the Participant.

10.	NON-SOLICITATION; CONFIDENTIAL INFORMATION

In consideration for the payment of the Benefits to the Participant, the Participant shall not engage in any of the activities described in this Section 10.

10.1 Non-Solicitation. During the period commencing with the Participant’s Employment Termination Date and ending on the first anniversary of such date, the Participant shall not, directly or indirectly,

(a) interfere with the relationship of the Company or any Affiliate with, or endeavor to entice away from the Company or any Affiliate, any individual or entity who was or is a material customer or material supplier of, or maintained a material business relationship with the Company or its Affiliates;

(b) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business is or will compete with the Company or any of its Affiliates; or

(c) employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.

10.2 Confidential Information. During the course of the Participant’s employment with the Company, the Participant may have had access to or received Confidential Information. Each Participant is obligated to keep confidential all such Confidential Information, except that any Participant may disclose the Confidential Information (i) in connection with enforcing his rights under the Plan or if compelled by law, and in either case, the Participant shall provide written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure.

11.	UNFUNDED ARRANGEMENT

The Plan is only a general corporate commitment of the Company, and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances, the rights of Participants to any asset held by the Company will be no greater than the rights expressed in the Plan. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any Benefit under the Plan or would place the Participant in a secured position ahead of general creditors of the Company. The Participants are only unsecured creditors of the Company with respect to their Benefits, and the Plan constitutes a mere promise by the Company to make Benefit payments in the future. No specific assets of the Company have been or shall be set aside, or shall in any way be transferred to a trust or shall be pledged in any way for the performance of the Company's obligations under the Plan which would remove such assets from being subject to the general creditors of the Company.

12.	ADMINISTRATION OF THE PLAN

12.1 Plan Administrator. Baker Hughes shall be the “plan administrator” and the “named fiduciary” for purposes of ERISA. The Plan shall be administered by the Plan Administrator.

12.2 Records and Procedures. The Plan Administrator shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Participant, former Participant or the beneficiary of any Participant or former Participant such records as pertain to that individual’s interest in the Plan. If a Committee is performing duties as the Plan Administrator, the Committee shall designate the individual or individuals who shall be authorized to sign for the Plan Administrator and, upon such designation, the signature of such individual or individuals shall bind the Plan Administrator.

12.3 Self-Interest of Plan Administrator. Neither the members of a Committee nor any individual Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which the any Committee member or individual Plan Administrator is so disqualified to act, the other members of the Committee shall decide the matter in which the Committee member or individual Plan Administrator is disqualified.

12.4 Compensation and Bonding. Neither the members of a Committee nor any individual Plan Administrator shall receive compensation with respect to their services on the Committee or as Plan Administrator. To the extent required by applicable law, or required by the Company, neither the members of a Committee nor any individual Plan Administrator shall furnish bond or security for the performance of their duties hereunder.

12.5 Plan Administrator Powers and Duties. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

(a) to make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Plan Administrator;

(b) to construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

(c) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d) to employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Plan Administrator may deem necessary or advisable for the proper and efficient administration of the Plan;

(e) to determine in its discretion all questions relating to eligibility;

(f) to determine whether and when a Participant has incurred an Involuntary Termination; and

(g) to make a determination in its discretion as to the right of any individual to a Benefit under the Plan and to prescribe procedures to be followed by Participants, former Participants or beneficiaries in obtaining Benefits hereunder.

12.6 Reliance Upon Documents, Instruments, etc. The Plan Administrator may rely upon any certificate, statement or other representation made by or on behalf of the Company, any employee or any Participant, which the Plan Administrator in good faith believes to be genuine, and on any certificate, statement, report or other representation made to it by any agent or any attorney, accountant or other expert retained by it or the Company in connection with the operation and administration of the Plan.

13.	AMENDMENT AND TERMINATION

The Board shall have the right to amend or terminate the Plan, in whole or in part, for any reason; provided, however, no amendment or termination of the Plan after a Participant’s Employment Termination Date shall affect the Benefits payable to the Participant.

14.	CLAIMS REVIEW PROCEDURES; CLAIMS APPEALS PROCEDURES

14.1 Claims Review Procedures. When a Benefit is due, the Participant (or the person entitled to Benefits under Section 9) should submit a claim to the office designated by the Plan Administrator to receive claims. Under normal circumstances, the Plan Administrator will make a final decision as to a claim within 60 days after receipt of the claim. If the Plan Administrator notifies the claimant in writing during the initial 60-day period, it may extend the period up to 120 days after the initial receipt of the claim. The written notice must contain the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Plan Administrator must notify the claimant in writing, and the written notice must set forth in a manner calculated to be understood by the claimant:

(a) the specific reason or reasons for the denial;

(b) specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the Plan claims review procedures and time limits, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

If a decision is not given to the Participant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.

14.2 Claims Appeals Procedures. For purposes of this section the Participant or the person entitled to Benefits under Section 9 are referred to as the “claimant”). If the claim of the claimant made pursuant to Section 14.1 is denied and he wants a review, he must apply to the Plan Administrator in writing. That application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant is entitled to receive on request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. The Plan Administrator must take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Plan Administrator can schedule any meeting with the claimant or his representative that it finds necessary or appropriate to complete its review.

The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the Plan Administrator must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the Plan Administrator notifies the claimant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. All decisions of the Plan Administrator must be in writing and must include the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA If a decision is not given to the claimant within the review period, the claim is treated as if it were denied on the last day of the review period.

Within 60 days of receipt by a claimant of a notice denying a claim under the preceding paragraph, the claimant or his or her duly authorized representative may request in writing a full and fair review of the claim by the Plan Administrator. The Plan Administrator may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Plan Administrator shall make a decision promptly, and not later than 60 days after the Plan’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

15.	PARTICIPATION IN THE PLAN BY AFFILIATES

15.1 Adoption Procedure.

(a) Except to the extent that an Affiliate specifically determines otherwise by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity (approved by the board of directors or noncorporate counterpart of the Affiliate), each Affiliate shall participate in the Plan and shall be bound by all the terms, conditions and limitations of the Plan. The Plan Administrator and the Affiliate may agree to incorporate specific provisions relating to the operation of the Plan that apply to the Affiliate.

(b) The provisions of the Plan may be modified so as to increase the obligations of an adopting Affiliate only with the consent of such Affiliate, which consent shall be conclusively presumed to have been given by such Affiliate unless the Affiliate gives Baker Hughes written notice of its rejection of the amendment within 30 days after the adoption of the amendment.

(c) The provisions of the Plan shall apply separately and equally to each adopting Affiliate and its employees in the same manner as is expressly provided for Baker Hughes and its employees, except that the power to appoint or otherwise affect the Plan Administrator and the power to amend or terminate the Plan shall be exercised by Baker Hughes. The Plan Administrator shall act as the agent for each Affiliate that adopts the Plan for all purposes of administration thereof.

(d) Any Affiliate may, by appropriate action of its board of directors or noncorporate counterpart, terminate its participation in the Plan. Moreover, the Plan Administrator may, in its discretion, terminate an Affiliate’s participation in the Plan at any time.

(e) The Plan will terminate with respect to any Affiliate if the Affiliate ceases to be an Affiliate or revokes its adoption of the Plan by resolution of its board of directors or noncorporate counterpart evidenced by a written instrument executed by an authorized officer of the Affiliate. If the Plan terminates with respect to any Affiliate, the employees of that Affiliate will no longer be eligible to be Participants in the Plan.

(f) The Plan as maintained by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.

15.2 No Joint Venture Implied. The document which evidences the adoption of the Plan by an Affiliate shall become a part of the Plan. However, neither the adoption of the Plan by an Affiliate nor any act performed by it in relation to the Plan shall ever create a joint venture or partnership relation between it and any other Affiliate.

16.	DISPUTED PAYMENTS AND FAILURES TO PAY

If the Company fails to make a payment in whole or in part by of the payment deadline specified in the Plan, either intentionally or unintentionally, other than with the consent of the Participant, the Participant shall make prompt and reasonable good faith efforts to collect the remaining portion of the payment. The Company shall pay any such unpaid benefits due to the Participant, together with interest on the unpaid benefits from the date of the payment deadline specified in the Plan at the annual rate of 120 percent of the rate specified in section 1274(b)(2)(8) of the Code within ten business days of discovering that the additional monies are due and payable.

The Company shall hold harmless and indemnify the Participant on a fully grossed-up after tax basis from and against (i) any and all taxes imposed under Section 409A by any taxing authority as a result of the Company’s failure to comply with this Section 16, and (ii) all expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) incurred by the Participant due to a tax audit or litigation addressing the existence or amount of a tax liability described in clause (i); and (iii) the amount of additional taxes imposed upon the Participant due to the Company’s payment of the initial taxes and expenses described in clauses (i) and (ii).

The Company shall make a payment to reimburse the Participant in an amount equal to all federal, state and local taxes imposed upon the Participant that are described in clauses (i) and (iii) of the foregoing paragraph of this Section 16 above, including the amount of additional taxes imposed upon the Participant due to the Company’s payment of the initial taxes on such amounts, by the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes to the taxing authority. The Company shall make a payment to reimburse the Participant in an amount equal to all expenses and other amounts incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to clause (ii) of the foregoing paragraph of this Section 16 above, by the end of Participant’s taxable year following the Participant’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Participant’s taxable year following the Participant’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

17.	MISCELLANEOUS

17.1 Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company and its employees that gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee's right to terminate his employment at any time.

17.2 Alienation Prohibited. No Benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the Benefits hereunder prior to payment thereof shall be void.

17.3 Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

17.4 Binding Effect. This Agreement shall be binding upon any successor of the Company.

17.5 Arbitration. Any controversy arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, Company’s employment of Participant and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to the Plan may be initiated by either the Company or the Participant unless the claims review and appeals procedures specified in Section 14 have been exhausted. Within ten business days of the initiation of an arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within 20 business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Participant agrees that any judgment of the United States District Court for the District in which the headquarters of Baker Hughes is located at the time of initiation of an arbitration hereunder shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 17.5 shall be construed to, in any way, limit the scope and effect of Section 12. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Plan Administrator under Section 12.

17.6 Governing Law. All provisions of the Plan shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 24th day of May, 2016.

BAKER HUGHES INCORPORATED

By:	/s/ Michele Gest
Title:	Vice President, Total Rewards

BAKER HUGHES INCORPORATED
EXECUTIVE SEVERANCE PLAN

Exhibit A
Schedule of Benefits

	Severance Benefits	Details of Benefit
1.	Base Compensation Ungraded (UG) Salary Band EL Salary Band III

18 months of Base Compensation*

12 months of Base Compensation*

9 months of Base Compensation*

*Using the Participant’s Base Compensation for the month in which the Participant’s Employment Termination Date occurs.

2.	Outplacement	Subject to Section 4(b) of the Plan, outplacement services will be provided for the greater of 12 months or until such time as the value of the outplacement services reaches the maximum of $10,000. The 12-month period commences with the first day of the month following the month in which the Participant’s Employment Termination Date occurs.

*Notwithstanding the foregoing, a person’s level of benefits shall not be less than the level of benefits that applied to him or her immediately prior to the reorganization of the Company on May 4, 2009, provided that immediately following May 4, 2009, and at all times during his or her employment with the Company following May 4, 2009, he or she is classified by the Company as at least “Salary Band IV” in the Company’s payroll system (or a comparable classification in any future payroll system).